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                                                                 EXHIBIT (A)(10)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL WHICH ARE BEING MAILED TO SHAREHOLDERS OF BRIGGS & STRATTON CORPORATION ON OR ABOUT APRIL 22, 1997. WHILE THE OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE COMPANY, TENDERS WILL NOT BE ACCEPTED FROM OR ON BEHALF OF THE SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHOSE LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY CREDIT SUISSE FIRST BOSTON CORPORATION, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY

                         BRIGGS & STRATTON CORPORATION
                   UP TO 5,875,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                      AT A PURCHASE PRICE NOT IN EXCESS OF
                     $51.00 NOR LESS THAN $43.00 PER SHARE

     Briggs & Stratton Corporation, a Wisconsin corporation (the "Company"), invites shareholders to tender 5,875,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, par value $.01 per share (the "Shares") (including the associated Common Stock Purchase Rights), at prices not in excess of $51.00 nor less than $43.00 per Share in cash, as specified by such shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 22, 1997 and in the related Letter of Transmittal (which together constitute the "Offer").

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 20, 1997, UNLESS THE OFFER IS EXTENDED.

     The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions set forth in the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     As promptly as practicable following the Expiration Date (as defined below), the Company will purchase 5,875,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the Expiration Date at prices not in excess of $51.00 nor less than $43.00 per Share in cash. The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, May 20, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company will select the lowest purchase price (the "Purchase Price") that will allow it to buy 5,875,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn at prices not in
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excess of $51.00 nor less than $43.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares properly tendered at or below the Purchase Price and not withdrawn (subject only to proration and conditional tender provisions of the Offer) only when, as and if the Company gives oral or written notice to the Depositary (as defined below) of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     The Company's Board of Directors believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Company's Board of Directors, the Offer is an attractive use of the Company's financial resources and the use of cash and borrowings to fund the Offer will result in an efficient capital structure for the Company. Accordingly, the Offer is consistent with the Company's long-term corporate goal of increasing shareholder value. The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not in excess of $51.00 nor less than $43.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer.

     Upon the terms and subject to the conditions of the Offer, if more than 5,875,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the following basis: (a) first, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who: (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price, including by electing to accept the Purchase Price determined by the Company (partial tenders will not qualify for this preference); and (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) second, after purchase of all of the foregoing Shares, all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and (c) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot. The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to Firstar Trust Company (the "Depositary") and making a public announcement thereof.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, June 17, 1997. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the
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Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary, the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free (800) 223-2064

                      The Dealer Manager for the Offer is:

                           CREDIT SUISSE FIRST BOSTON

                           Eleven East Madison Avenue
                               New York, NY 10010
                         Call Toll-Free (800) 881-8320

April 22, 1997